DATED: __________________ 2024

Sub-Subadvisory Agreement

between

SYSTEMATICA INVESTMENTS LIMITED

acting as the general partner of

SYSTEMATICA INVESTMENTS LP

as the Subadviser

and

SYSTEMATICA INVESTMENTS UK LLP

as the Sub-Subadviser

relating to

the management of the assets of the Subsidiary

CONTENTS

1.	Interpretation	1

2.	Regulatory Status	3

3.	Appointment of the Sub-Subadviser	4

4.	Relationship between the Sub-Subadviser and the Subadviser	4

5.	Duties of the Sub-Subadviser to the Subsidiary	4

6.	Duties of the Sub-Subadviser to the Subadviser	9

7.	Delegation	10

8.	Representations and Warranties of the Subadviser	10

9.	Representations and Warranties of the Sub-Subadviser	11

10.	Obligations of the Subadviser	12

11.	Restrictions and Requirements	12

12.	Fees and Expenses	13

13.	Limitation of Liability and Indemnity	13

14.	Duration, Resignation and Termination	14

15.	Conflicts of Interest	15

16.	No Licence	16

17.	Confidentiality	16

18.	Notices	17

19.	Assignment	17

20.	Amendments	17

21.	Reservation of Rights	17

22.	Whole Agreement	18

23.	Severability	18

24.	Counterparts	18

25.	Communications	18

26.	No Partnership	18

27.	Contracts (Rights of Third Parties) Act 1999	18

28.	Governing Law	19

29.	Jurisdiction	19

i

THIS AGREEMENT is dated ______________________ 2024 and made

BETWEEN:

(1)

SYSTEMATICA INVESTMENTS LIMITED, a limited company incorporated in Jersey whose registered office is at First Floor, 29 Esplanade, St Helier, Jersey JE2 3QA, Channel Islands, acting solely in its capacity as general partner of Systematica Investments LP (the “Subadviser”); and

(2)

SYSTEMATICA INVESTMENTS UK LLP, a limited liability partnership incorporated in England and Wales, whose registered office is at 6th Floor, Equitable House, 47 King William Street, London EC4R 9AF (the “Sub-Subadviser”).

BACKGROUND:

(A)

The Adviser (as defined below) has appointed the Subadviser to provide investment advisory services to the Subsidiary (as defined below), subject to the supervision of the Adviser and the board of directors of the Subsidiary (the “Board of Directors” or the “Directors”), pursuant to the subadvisory agreement dated on or about the date hereof between the Adviser and the Subadviser, as may be further amended, restated and/or novated from time to time (the “Subadvisory Agreement”). Pursuant to Clause 11 of the Subadvisory Agreement, the Adviser has also agreed to the Subadviser’s delegation to the Sub-Subadviser.

(B)

The Subadviser wishes to appoint the Sub-Subadviser to act as its delegate and to perform its duties set out on the terms herein in relation to the Portfolio, which appointment the Sub-Subadviser wishes to accept.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“1940 Act” means the United States Investment Company Act of 1940, as amended.

“Adviser” means AMG FUNDS LLC, a Delaware limited liability company.

“Advisers Act” means the United States Investment Advisers Act of 1940.

“Applicable Law” means, in respect of any person, all laws, rules, regulations and codes of practice in force and effect to which that person is subject at the relevant time.

“Articles” means the articles of association of the Subsidiary.

“Associate” in relation to a person means a parent undertaking or subsidiary undertaking of that person (both as defined in Section 1162 of the Companies Act 2006), or a parent undertaking of a subsidiary undertaking of that person, or a subsidiary undertaking of a parent undertaking of that person.

“Broker” means a broker, dealer or other third party with which an order relating to Investments may be placed for execution on behalf of the Subsidiary.

“CFTC” means the United States Commodity Futures Trading Commission and/or any successor authority carrying out all or part of the relevant functions thereof applicable to the business to which this Agreement relates.

“Effective Date” has the meaning given to it in the Subadvisory Agreement.

“FCA” means the Financial Conduct Authority of the United Kingdom and/or any successor authority carrying out all or part of the relevant functions thereof applicable to the business to which this Agreement relates.

“FCA Rules” means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FCA.

“Fund” means AMG Systematica Managed Futures Strategy Fund, a series of the Trust.

“Investment Restrictions” means any investment restrictions set out in the Subadvisory Agreement.

“Investments” means any asset, right, holding or interest falling within any paragraph in the Order, any loan and any spot or forward foreign exchange transaction or any other asset, right, instrument or interest in which the Subadviser may invest directly or indirectly on behalf of the Subsidiary as contemplated by the Subadvisory Agreement, including units in unregulated collective investment schemes, to the extent applicable.

“JFSC” means the Jersey Financial Services Commission and/or any successor authority carrying out all or part of the relevant functions thereof applicable to the business to which this Agreement relates.

“Limit Order” has the meaning given to it in the FCA Rules.

“Manual” means the compliance manual of the Subadviser, as amended from time to time.

“Memorandum” means the memorandum of the Subsidiary.

“MiFID II” means Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, the Markets in Financial Instruments (MiFIR) Regulation (EU) No 600/2014 and any implementing legislation or regulation thereunder (including, but not limited to, as the same may be incorporated into UK law and regulation from time to time).

“NFA” means the United States National Futures Association and any successor body from time to time carrying out all or any part of the relevant functions thereof.

“Order” means the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001.

“Outsourcing Policy” means the JFSC’s Outsourcing Policy and Guidance Notes.

“Portfolio” means the assets and Investments of the Subsidiary as may be allocated to the Sub-Subadviser by the Subadviser on behalf of the Subsidiary from time to time, as applicable, hereunder including, for the avoidance of doubt and to the extent applicable, any uninvested cash.

“Regulatory System” has the meaning given to it in the FCA Rules.

“SEC” means the United States Securities and Exchange Commission and/or any successor authority carrying out all or part of the relevant functions thereof applicable to the business to which this Agreement relates.

“SILP” means Systematica Investments LP, a limited partnership formed in Guernsey with registered number 2193.

“Subsidiary” means AMG Systematica Subsidiary Fund I, a Cayman Islands exempted company, a wholly owned subsidiary of the Fund.

“Systematica Person” means the Sub-Subadviser, the Subadviser, SILP, their Associates and each of their respective shareholders, partners, members, directors, officers, employees and agents.

“Trading Venue” means a regulated market, multilateral trading facility or organised trading facility as defined in MiFID II.

“Trust” means AMG FUNDS I, a Massachusetts business trust.

1.2

References to statutory provisions, regulations, notices or the FCA Rules shall include those provisions, regulations, notices or FCA Rules as amended, extended, consolidated, substituted, re-issued or re-enacted from time to time.

1.3	The parties agree that (notwithstanding any reference in this Agreement to the FCA Rules) the FCA Rules do not form part of, and are not incorporated into, this Agreement.

1.4	References to Clauses and Schedules are to clauses and schedules of this Agreement and headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5

Unless the context otherwise requires and except as varied or otherwise specified in this Agreement, words and expressions contained in this Agreement shall bear the same meaning as in the Subadvisory Agreement.

1.6

The Sub-Subadviser has been provided with a copy of the Subadvisory Agreement. To the extent the Subadvisory Agreement conflicts with, amends, varies, restricts or adds to the terms hereof, the Sub-Subadviser’s rights and obligations under this Agreement shall be amended mutatis mutandis and, accordingly, the Sub-Subadviser’s rights and obligations hereunder shall be expanded, or limited, as appropriate, so that the Sub-Subadviser complies with the terms of the Subadvisory Agreement.

1.7	This Agreement will come into force upon due execution by the parties hereto with effect from the date of signing of the Subadvisory Agreement.

1.8	The parties acknowledge that the Subadviser is the general partner of SILP and that the Subadviser has entered into this Agreement solely in that capacity.

1.9	The Schedule to this Agreement forms part of it.

2.	Regulatory Status

2.1

The Sub-Subadviser is authorised and regulated by the FCA whose address is 12 Endeavour Square, London E20 1JN. The Sub-Subadviser is also registered as an investment adviser with the SEC under the Advisers Act.

2.2

The Sub-Subadviser has categorised the Subsidiary as a professional client (as defined in the FCA Rules) and the Sub-Subadviser will provide its services hereunder on that basis. In connection with the Sub-Subadviser’s engagement pursuant to this Agreement, the Sub-Subadviser will treat the Subsidiary as its “client” (as defined in the FCA Rules) for the purposes of the FCA Rules.

2.3

The Subsidiary has the right to request that the Sub-Subadviser re-categorises it as a retail client (as defined in the FCA Rules) either generally or in specific circumstances. However, it is the Sub-Subadviser’s policy not to agree to such requests.

2.4

The appointment of the Sub-Subadviser and the conduct of business by the Sub-Subadviser are subject to certain regulatory requirements. Certain additional terms relating to the provision of services under this Agreement required by those regulatory requirements are set out in Schedule 1. In the event of any conflict between the other terms of this Agreement and Schedule 1, Schedule 1 shall prevail.

3.	Appointment of the Sub-Subadviser

3.1

Subject always to the Subadvisory Agreement, the Subadviser, with the consent of the Adviser and formal approval by the Board of Trustees of the Trust (the “Board of Trustees” or the “Trustees”) as required by Section 15 of the 1940 Act, pursuant to Clause 11 of the Subadvisory Agreement, hereby engages and appoints the Sub-Subadviser, with effect from the Effective Date and until the Sub-Subadviser’s appointment shall be terminated or not renewed as hereinafter provided, to assume the obligations and provide it with the services set out in Clause 6, and the Sub-Subadviser hereby accepts such engagement and appointment and agrees to assume the relevant obligations set forth herein.

3.2

The Sub-Subadviser shall have authority to act for or represent the Subadviser, the Adviser, the Subsidiary and the Trust only as expressly provided in this Agreement or as the Sub-Subadviser may be otherwise authorised. The Sub-Subadviser agrees that in performing its services under this Agreement it shall have no right, power or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or generally to act for, represent or bind in any manner, the Subadviser and the Sub-Subadviser shall not be deemed an agent of the Subadviser.

4.	Relationship between the Sub-Subadviser and the Subadviser

4.1

The Sub-Subadviser further acknowledges and agrees that the Subadviser shall be responsible for the monitoring and ongoing supervision of the Sub-Subadviser in compliance with the Outsourcing Policy. Accordingly, the Sub-Subadviser is required to provide certain services hereunder to the Subadviser pursuant to Clause 6, and the Subadviser may give certain instructions or information to the Sub-Subadviser, in support thereof or in connection therewith. The Sub-Subadviser agrees promptly to give effect to instructions given by the Subadviser subject to and in accordance with Clause 11.

5.	Duties of the Sub-Subadviser to the Subsidiary

5.1	General

(a)

The Sub-Subadviser shall manage the Portfolio as the delegate of the Subadviser on a discretionary basis subject to and in compliance with the Subadvisory Agreement and subject to any objectives, any Investment Restrictions and operational procedures set out in the Subadvisory Agreement (or in any other agreement referenced therein) and/or stipulated by the Subadviser from time to time. Subject to such objectives, Investment Restrictions and operational procedures set out in the Subadvisory Agreement (or in any other agreement referenced therein), the Sub-Subadviser will have complete discretion for the account and as the delegate of the Subadviser, and without prior reference to the Subadviser, the Adviser, the Subsidiary or the Trust, in relation to the Portfolio to buy, sell (including without limitation short sales), retain, convert, execute, exchange or otherwise deal in Investments and other assets, borrow securities, make deposits, make and participate in loans, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any Investments, effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including, without limitation, derivatives transactions, repurchase and reverse repurchase transactions, and securities lending transactions), and otherwise act as the Sub-Subadviser judges appropriate in relation to the management and investment of the Portfolio; provided that: (i) the Sub-Subadviser shall be subject to the provisions and guidelines of the Manual and shall comply with the applicable provisions of the Advisers Act and the rules promulgated thereunder; and (ii) the performance of the Sub-Subadviser on behalf of the Subadviser of its duties under this Agreement shall be subject to monitoring and ongoing supervision by the Subadviser and to the instructions of the Subadviser in respect of its responsibilities under the Subadvisory Agreement.

(b)

The Sub-Subadviser shall perform such of the Subadviser’s duties to the Subsidiary in connection with the Subadvisory Agreement as the Subadviser requests of the Sub-Subadviser from time to time, as contemplated by the Subadvisory Agreement.

(c)

The Sub-Subadviser is authorised to give approved brokers, dealers or any other approved counterparties (as set out in the Subadvisory Agreement and/or as notified to the Sub-Subadviser by the Subadviser from time to time) any instructions in respect of the Subsidiary which may be necessary or desirable for the proper performance of the Sub-Subadviser’s duties under this Agreement, provided such instructions are consistent with the Subadviser’s rights under the Subadvisory Agreement. For the avoidance of doubt, subject to Clause 5.4, the Sub-Subadviser shall not be responsible for the acts or omissions of such third parties or for any failure or delay in settlement or in respect of any act or omission of any person, firm or company through which transactions are effected for the Portfolio or of any clearance or settlement system, whatever the reason, to the extent the Subadviser is not responsible to the Subsidiary under the Subadvisory Agreement for such acts, omissions, failure or delay, as applicable. Subject to, and in accordance with, the Subadvisory Agreement, the Sub-Subadviser is authorised to enter into, make and perform all contracts, agreements and other undertakings, including account opening and other related trading documentation as may in the opinion of the Sub-Subadviser be necessary or desirable for the proper performance of the Sub-Subadviser’s duties under this Agreement and the Subadviser agrees to use reasonable efforts to procure that the Trust, the Subsidiary or the Adviser, as applicable, ratifies such contracts, agreements and undertakings on request.

(d)	The Sub-Subadviser acknowledges that cash or other assets may be added to, or withdrawn from, the Portfolio.

Investment Restrictions

5.2	Save as set out in the Subadvisory Agreement, the Subadviser confirms that the investment objectives of the Subsidiary do not include:

(a)	any limits or restrictions on the length of time for which it wishes to hold any particular Investment;

(b)	any preferences regarding risk taking, risk limits or risk guidelines;

(c)	any particular risk profile; or

(d)	any particular purpose for its investment activities.

Any breaches of any investment objectives, guidelines or Investment Restrictions applicable to the Subsidiary and as stipulated in the Subadvisory Agreement shall be notified to the Subadviser as soon as practicable and/or the Sub-Subadviser shall seek to rectify the situation in accordance with the Subadvisory Agreement.

5.3

The Sub-Subadviser will treat the Subsidiary’s investment objectives and related investment specifications as the Subsidiary’s identified target market of investments for the purposes of the services it provides in respect of the Trust under this Agreement.

Use of Brokers

5.4

Subject to the Subadvisory Agreement, the Sub-Subadviser may engage Brokers for the Subsidiary’s account. Subject to the terms of the Subadvisory Agreement, the Sub-Subadviser shall not be liable for the acts or omissions of any such Brokers but, to the extent contemplated by the Subadvisory Agreement, will act in good faith and with reasonable skill and care in the selection, use and monitoring thereof.

Rights of Investments

5.5

Subject to the Subadvisory Agreement, the Sub-Subadviser shall exercise, or refrain from the exercise of, any voting or other rights attaching to the investments comprised in the Portfolio as the Sub-Subadviser shall in its absolute discretion think fit, subject to any instructions given to the Sub-Subadviser by the Subadviser.

5.6

In managing the Portfolio, the Sub-Subadviser may be responsible (together with the Subadviser and its affiliates), to the extent that the Subadviser is responsible under the Subadvisory Agreement, for reviewing, and taking such action as it may consider appropriate, in respect of rights of the Subsidiary, other than income, conferred in respect of any Investments or other assets within the Portfolio, subject to any instructions given to the Sub-Subadviser by the Subadviser, the Adviser, the Subsidiary or the Trust.

Execution of Orders and Transactions

5.7

In accordance with the Subadvisory Agreement, when executing transactions in Investments or placing orders relating to Investments with Brokers for execution, the Sub-Subadviser shall (except to the extent that it is following a specific instruction from the Subadviser, the Adviser, the Subsidiary or the Trust in relation to the execution of an order) owe to the Subadviser a duty to take all sufficient steps to obtain the best possible result for the Subsidiary, in accordance with the order execution policy. The Sub-Subadviser agrees that it shall not direct portfolio transactions for the Subsidiary through any broker or dealer that is an “affiliated person” of the Sub-Subadviser or the Subadviser (as that term is defined in the 1940 Act or interpreted under applicable rules and regulations of the SEC) without the prior written approval of the Adviser, which shall not be unreasonably withheld. Subject to that duty, the Subadviser acknowledges that the Sub-Subadviser may place orders relating to Investments through Associates.

5.8

A summary of the Sub-Subadviser’s order execution policy, which the Subadviser confirms receipt of, and consents to, on behalf of the Subsidiary, has been provided to the Adviser and will be updated periodically, as required, by the Sub-Subadviser.

5.9	By signing this Agreement, the Subadviser hereby expressly consents, on behalf of the Subsidiary, to the execution outside of a Trading Venue of the Subsidiary’s orders relating to Investments.

5.10

Subject to Applicable Law and the terms of the Subadvisory Agreement, the Sub-Subadviser may when executing transactions in Investments on behalf of the Subsidiary or placing orders relating to Investments on behalf of the Subsidiary with Brokers, aggregate those transactions or orders with those of one or more of the Sub-Subadviser’s other clients. Aggregation may on some occasions operate to the disadvantage of the Subsidiary.

5.11

Subject to Applicable Law and the terms of the Subadvisory Agreement, to the extent that the Sub-Subadviser places a Limit Order for the sale or purchase of equities on behalf of the Subsidiary with a Broker, the Sub-Subadviser shall not make public (and shall use reasonable endeavours to procure that the Broker does not make public) the details of that Limit Order unless the Sub-Subadviser considers, in its absolute discretion, that it is appropriate for such details to be made public (which shall, without limitation, be deemed to include where the relevant Broker makes the relevant details of that Limit Order public in circumstances where the Sub-Subadviser has given the Broker the discretion to do so).

Risk Warnings

5.12	To the extent contemplated by the Subadvisory Agreement and subject to this Agreement, the Sub-Subadviser may:

(A)	effect transactions in Investments the prices of which may be stabilized; and

(B)

arrange or effect transactions in contingent liability transactions including derivatives. The Sub-Subadviser may debit the Portfolio with any sums required to pay or supplement any deposit or margin in support of any such transaction. The Sub-Subadviser may exercise its discretion in managing the Portfolio to settle or close out outstanding obligations without reference to the Adviser, the Subsidiary or the Subadviser.

5.13

There are risks inherent in the various Investments that the Sub-Subadviser is permitted to acquire on behalf of the Subsidiary. A description of some of those risks is set out in the Sub-Subadviser’s risk warnings document, a copy of which has been provided to the Adviser. By executing this Agreement, the Subadviser confirms, on behalf of the Subsidiary, that the Subsidiary (or the Adviser on behalf of the Subsidiary) has read and understood the risk warnings set out in such document.

Operational Procedures

5.14

The Sub-Subadviser shall not hold client money on behalf of the Subsidiary. Money within the Portfolio shall be held in accordance with the custody arrangements agreed with approved counterparties, custodians or with other banks, brokers and dealers, approved and appointed from time to time by or on behalf of the Subsidiary and on terms agreed by the Subsidiary and/or the Adviser.

5.15

The Sub-Subadviser shall not have authority to hold or have possession of any Investments or other assets of the Portfolio and, unless the Subadviser is otherwise directed by the Subsidiary or the Adviser, and/or the Subadviser otherwise directs the Sub-Subadviser, generally or in any particular respect, custody of all Investments and other assets of the Portfolio shall be entrusted to approved counterparties and/or custodians (as set out in the Subadvisory Agreement and/or as notified to the Sub-Subadviser by the Subadviser from time to time).

5.16

The Sub-Subadviser shall comply with such further operational procedures as may from time to time be agreed between the parties, or between the Subadviser, the Subsidiary and the Trust and/or the Adviser.

Complaints

5.17

The Sub-Subadviser has in operation a written procedure in accordance with the FCA Rules for the effective consideration and proper handling of complaints from customers. A copy of the Sub-Subadviser’s complaints management policy is available on request.

5.18	Any complaints should be referred to the Compliance Officer of the Sub-Subadviser.

5.19

As a professional client, the Subsidiary does not have a right of complaint to the Financial Ombudsman Service in respect of any act or omission of the Sub-Subadviser which is or is alleged to be in breach of the FCA Rules.

Compensation

5.20

FCA-regulated business conducted by the Sub-Subadviser pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Subadviser, the Adviser or the Subsidiary is an “eligible claimant” (as defined in the FCA Rules). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FCA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Most types of designated investment business are covered for 100 per cent of the sum owed, to a maximum compensation of £85,000 per eligible claimant.

5.21

To the extent the Subsidiary is a collective investment scheme, the Subsidiary is not an eligible claimant. Accordingly, the Subsidiary has no right to make a claim as an eligible claimant for compensation under the Financial Services Compensation Scheme in respect of any inability of the Sub-Subadviser to satisfy a claim made against it by the Subsidiary. However, even though the Subsidiary is not an eligible claimant, it is possible that, depending on the specific services provided to the Subsidiary, the Subsidiary might, in some circumstances, have the right to make a claim for compensation under the Financial Services Compensation Scheme in respect of an inability of the Sub-Subadviser to satisfy a claim made against it by the Subsidiary.

Performance Evaluation and Reporting

5.22

Under the FCA Rules, the Sub-Subadviser is required to establish an appropriate method of evaluation and comparison, based on the investment program set out in the Subadvisory Agreement and the types of Investments included in the Portfolio, so as to enable the Subsidiary, the Adviser or the Subadviser pursuant to Clause 6 to assess the Sub-Subadviser’s performance. Given the wide investment program set out in the Subadvisory Agreement, the intention (underlying the investment approach) to achieve absolute returns and the lack of a meaningful benchmark, the Sub-Subadviser will evaluate and compare its performance by reference to whether it has achieved absolute returns after deduction of fees.

5.23

The Sub-Subadviser shall provide the Subadviser with such periodic reports on the Portfolio as may reasonably be requested by the Subadviser or as may be set out in the Subadvisory Agreement, as the case may be. In addition, in accordance with the FCA Rules, the Sub-Subadviser shall provide the Subsidiary with a periodic statement (or shall procure that such a statement is provided by another person) as required by the Subadvisory Agreement, but not less frequently than annually. The contents of any such periodic statement shall be at the discretion of the Sub-Subadviser but shall in any event be in compliance with FCA Rules and the Subadvisory Agreement. The parties acknowledge that valuation of the assets of the Portfolio in the periodic statements and any other reports do not necessarily reflect realisable values. Without prejudice to the generality of the foregoing, upon reasonable request at any time, the Sub-Subadviser shall promptly provide performance information relating to the Portfolio during the term of this Agreement in accordance with such measures of the performance as may be reasonably requested by the Subadviser pursuant to Clause 6 and/or as required by the Subadvisory Agreement. The Sub-Subadviser will provide the Subsidiary, or procure that the Subsidiary is provided, on an annual basis, with such information on costs and associated charges, including the costs of both investment and ancillary services, the cost of advice, the cost of the financial instruments and any third party payments, as is required by the FCA Rules.

Commissions

5.24	Unless otherwise set out in the Subadvisory Agreement, the Sub-Subadviser will not use the assets of the Subsidiary to pay for “Research” as such term is defined within the FCA Rules.

5.25

To the extent permitted by the FCA Rules, where applicable, but in accordance with its policies from time to time, the Sub-Subadviser may receive for its own benefit certain goods or services from time to time from service providers to the Subsidiary.

5.26	To the extent required by the FCA Rules, the Sub-Subadviser’s research policy on the purchase of such third party Research shall be provided to the Subsidiary upon request.

6.	Duties of the Sub-Subadviser to the Subadviser

6.1

The Sub-Subadviser shall provide services to and assist and comply with the instructions of the Subadviser in order to enable the Subadviser to discharge its duties to the Adviser and/or the Subsidiary. Without prejudice to the generality of the foregoing, the Sub-Subadviser shall provide the services set out below in this Clause 6 to the Subadviser.

6.2

If any Investment Restrictions are exceeded as a result of market forces or movements or otherwise or are breached, the Sub-Subadviser shall notify the Subadviser as soon as practicable and seek to rectify the situation in accordance with the Subadvisory Agreement.

6.3	The Sub-Subadviser shall, without prejudice to the generality of the foregoing, also:

(A)

provide an analysis of the progress of all Investments and other assets within the Portfolio as reasonably requested by the Subadviser and timely responses to such queries in respect of its services hereunder as the Subadviser from time to time reasonably raise;

(B)

provide the Subadviser with such assistance as may from time to time be reasonably required by the Subadviser in order for the Subadviser to discharge its responsibilities under the Subadvisory Agreement to the Adviser and/or the Subsidiary;

(C)	prepare material for inclusion in the reports of the Subsidiary or the Adviser whenever the Subadviser shall reasonably require such material;

(D)

keep or cause to be kept appropriate books, records and statements in connection with its activities hereunder in accordance with the Subadvisory Agreement, in particular as shall be necessary to give a complete record of all transactions which the Sub-Subadviser carries out for the account of the Subsidiary, which the Subadviser and persons authorised in writing by the Subadviser (which may include the Subsidiary, the Adviser and their authorised representatives) shall be entitled to inspect at all reasonable times, and provide them with access to the then current premises of the Sub-Subadviser at such reasonable times as are required by the Subadvisory Agreement or the Subadviser; and

(E)	if required by the Subadviser, provide ongoing monitoring and supervision of other sub-subadvisers (if any) appointed by the Subadviser from time to time.

6.4

In the event that the Sub-Subadviser shall make any acquisitions or disposals of any Investments which will or may give rise to any obligations of disclosure imposed on the Subsidiary by any Applicable Law with respect to the Subsidiary’s interest therein, the Sub-Subadviser shall to the extent permitted by Applicable Law and the Subadvisory Agreement make the appropriate disclosures or, if not so permitted, notify the Subadviser as soon as possible of the obligation of disclosure and the transaction giving rise to such obligation.

6.5

The Sub-Subadviser shall implement disaster recovery and periodic testing of back up facilities arrangements in accordance with the FCA Rules and which are appropriate for a prudent investment manager engaged in a similar business to that of the Sub-Subadviser.

6.6

The Sub-Subadviser will take reasonable steps to monitor the positions of the Portfolio in relation to commodity derivatives admitted to trading or traded on a trading venue in the EEA subject to position limits, and is permitted to take any such step as may be required to ensure that neither the Sub-Subadviser nor the Subadviser is in breach of its regulatory obligations in relation to the same. The Sub-Subadviser may report, or may provide information to third parties to report, to regulatory authorities in the EEA information regarding positions of the Portfolio in commodity derivatives.

7.	Delegation

The Sub-Subadviser may not delegate any of its functions, powers and duties under this Agreement to any person and may not itself delegate a third party to exercise investment discretion in its place, in each case without the prior written consent of the Subadviser, the Adviser and formal approval of the relevant agreement by the Board of Trustees as required by Section 15 of the 1940 Act. Any such delegation shall be to the extent permitted by Applicable Law and subject to applicable provisions of the 1940 Act and made in accordance with the Subadvisory Agreement and the Outsourcing Policy.

8.	Representations and Warranties of the Subadviser

8.1	The Subadviser represents and warrants to the Sub-Subadviser that:

(A)	it is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement for the Subsidiary and itself and to give effect to the transactions contemplated hereby;

(B)

this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(C)

it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement;

(D)

to its knowledge, all of the assets comprising the Portfolio shall be owned by the Subsidiary, or any wholly-owned or partially-owned subsidiary of the Subsidiary or other vehicle or arrangement, free of lien and encumbrance and no other person shall have any interest in any of the assets of the Portfolio save as otherwise provided in the Subadvisory Agreement, this Agreement, in the agreements appointing approved counterparties and/or custodians (copies of each of which shall have been provided to the Sub-Subadviser, where practicable) or as notified by the Subadviser from time to time;

(E)

it is duly registered with the SEC as an investment adviser under the Advisers Act, is registered with the CFTC as a commodity pool operator and a commodity trading advisor and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and it agrees to maintain or procure the maintenance of, as appropriate, and renew or procure the renewal of, as appropriate, such registrations and licences if required during the term of this Agreement;

(F)

it, as the general partner of SILP, is regulated by the JFSC for the conduct of the relevant classes of fund services business under the Financial Services (Jersey) Law 1998 and is in compliance with the applicable codes of practice;

(G)	to the extent applicable, the Subsidiary is a “qualified eligible person” (as defined in CFTC Reg. § 4.7) and consents to the Sub-Investment Manager treating its account as an exempt account; and

(H)	to its knowledge and where applicable, the Subsidiary is an “eligible contract participant” (as defined in Section 1(a)(18) of the United States Commodity Exchange Act, as amended (the “CEA”)).

9.	Representations and Warranties of the Sub-Subadviser

9.1	The Sub-Subadviser represents and warrants to the Subadviser that:

(A)	it is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)

this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(C)

it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement;

(D)

it is in compliance with such registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations if required during the term of this Agreement;

(E)

it has the ability, capacity, and all necessary authorisations required by law to perform the services, duties and functions as are set forth herein reliably and professionally, has adequate resources to perform such services, duties and functions and is financially sound;

(F)	it will not do or commit any act, matter or thing which would or might:

(1)	result in the Subadviser failing to comply with Applicable Law; or

(2)

prejudice or bring into disrepute in any manner the business or reputation of the Subadviser or any of the partners, directors, officers, agents, members and shareholders of the Subadviser and/or SILP;

(G)	it has received a copy of the Manual and, in fulfilling its duties and obligations hereunder, will act in accordance with the Manual;

(H)	it will perform its obligations hereunder in accordance with the applicable provisions of the Advisers Act and any rules thereunder;

(I)	it will promptly disclose to the Subadviser any development that may have a material impact on its ability to carry out its duties hereunder effectively and in compliance with Applicable Law; and

(J)	to the extent applicable, it is registered with the CFTC as a commodity trading advisor, is a member of the NFA in such capacity and is approved by the NFA as a swap firm.

10.	Obligations of the Subadviser

10.1

The Subadviser will supply or procure the supply to the Sub-Subadviser of copies of the Subadvisory Agreement and all amendments thereto, the Trust’s By-Laws, the Memorandum and Articles, the prospectus of the Fund, the Registration Statement and all amendments thereto notified to the Subadviser in accordance with the Subadvisory Agreement and all other information as the Sub-Subadviser shall reasonably require to enable it to perform its duties hereunder in respect of the Subsidiary.

10.2	The Subadviser will supply the Manual to the Sub-Subadviser and will promptly notify the Sub-Subadviser of all modifications and amendments to the Manual.

10.3

Subject to the Subadvisory Agreement, and if available, the Subadviser will supply to the Sub-Subadviser a copy of the Subsidiary’s audited accounts in respect of each financial year as soon as they become available.

11.	Restrictions and Requirements

11.1

In carrying out its duties hereunder, the Sub-Subadviser shall comply with all instructions of the Subadviser in connection with the performance of the Subadviser’s obligations under the Subadvisory Agreement, to the extent that such instructions are not inconsistent with Applicable Law. Such instructions may be given by any means as may be agreed between the parties from time to time. The Sub-Subadviser shall not be required to acknowledge the instructions of the Subadviser, however such instructions may be received.

11.2

The Sub-Subadviser shall not hold itself out as being the Subadviser, in particular, through the use of the Subadviser’s full legal name. For the avoidance of doubt, the Sub-Subadviser may make fair use of the Subadviser’s trade mark(s) or name solely for the purpose of identifying the Subadviser’s own products or services without the Subadviser’s prior permission provided that the Sub-Subadviser follows the relevant generally accepted trade mark usage practices in the territory concerned, in particular, by providing proper attribution of ownership of the Subadviser’s trade mark(s).

12.	Fees and Expenses

12.1	The Subadviser shall pay the Sub-Subadviser by way of remuneration for its services hereunder such fees as may be agreed between the parties from time to time.

12.2

Subject to Clause 12.4, the Sub-Subadviser will be responsible for its expenses under this Agreement, including the fees and expenses of any investment adviser duly appointed by it but for the avoidance of doubt not the fees and expenses of the Brokers or any prime brokers, custodians, administrators, auditor or other third party appointed by or on behalf of the Subsidiary.

12.3

The fees payable to the Sub-Subadviser hereunder will supplement and will not be abated by any other remuneration receivable by the Sub-Subadviser in connection with any transactions effected by the Sub-Subadviser for the Subsidiary.

12.4

The Subadviser shall reimburse to the Sub-Subadviser (i) such costs, fees and expenses incurred by the Sub-Subadviser as may be described in the Subadvisory Agreement as being payable by the Subsidiary and (ii) such other expenses as shall be agreed in writing between the Subadviser and the Sub-Subadviser.

12.5	The Sub-Subadviser may, in its absolute discretion, from time to time waive or rebate all or any part of its fees hereunder to the Subsidiary, the Subadviser or any third party.

13.	Limitation of Liability and Indemnity

13.1

The Sub-Subadviser will not be liable in respect of any act or omission of any person, firm or company through whom transactions in Investments are effected for the account of the Subsidiary or any other party having custody or possession of the assets of the Subsidiary from time to time, or of any clearance or settlement system.

13.2

The Sub-Subadviser will not be liable for any loss hereunder, or in connection with this Agreement, except a loss resulting from the willful misfeasance, bad faith or gross negligence or the reckless disregard of the Sub-Subadviser’s obligations and duties under this Agreement. To the extent the Subadviser is required to indemnify the Adviser and/or the Subsidiary under the Subadvisory Agreement for the acts and omissions of the Sub-Subadviser, the Sub-Subadviser shall indemnify the Subadviser, its affiliated persons, their officers, members, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Sub-Subadviser’s willful misfeasance, bad faith or gross negligence or the reckless disregard of the Sub-Subadviser’s obligations and duties under this Agreement. Without prejudice to the foregoing, the Sub-Subadviser shall be liable in any respect for any loss (howsoever described) to the Subsidiary or to the Adviser hereunder only to the extent such loss is not able to be recovered by the Subsidiary or the Adviser, as applicable, from the Subadviser.

13.3	No warranty is given by the Sub-Subadviser as to the performance or profitability of the Portfolio or any part of it.

13.4

The Subadviser shall indemnify and keep indemnified the Sub-Subadviser for any liability and expenses (other than expenses incurred by the Sub-Subadviser for which it is responsible pursuant to Clause 12.2), including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith or gross negligence or the reckless disregard of the Subadviser’s obligations and duties under this Agreement.

13.5	To the extent the limitation of liability and indemnity provisions of the Subadvisory Agreement are amended, this Agreement shall be deemed to be amended accordingly.

13.6	Nothing in this Agreement shall exclude or restrict any duty or liability to the Subadviser which the Sub-Subadviser may have under Applicable Law.

14.	Duration, Resignation and Termination

14.1

This Agreement shall become effective with respect to the Subsidiary as of the Effective Date. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the Effective Date. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to the Subsidiary so long as such continuance with respect to the Subsidiary is approved at least annually (a) by a vote of a majority of the outstanding shares of beneficial interest of the Fund, or (b) by a vote of a majority of the Trustees of the Trust, and in either case by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any parties to this Agreement (other than as Trustees of the Trust) cast in person at a meeting called for the purpose of voting on this Agreement.

14.2

This Agreement may be terminated without penalty at any time by either party giving not less than 60 days’ prior written notice (or such shorter notice as the parties may agree) of termination to the other party, to be effective on such date specified in the notice. If the Subadvisory Agreement provides for a shorter or longer termination notice period, the Subadviser shall be able to terminate this Agreement on such shorter or longer notice as is set out in the Subadvisory Agreement. This Agreement also may be terminated at any time, without payment of any penalty, by the Subsidiary, by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on sixty (60) days’ prior written notice to the parties, or such shorter notice period as the Adviser, the Trust, the Subsidiary and the Sub-Subadviser may agree. In the event this Agreement terminates, the Subadvisory Agreement and any sub-subadvisory agreements between the Subadviser and its delegates shall terminate automatically.

14.3

Notwithstanding the provisions of Clause 14.2, this Agreement shall terminate automatically (i) if the Sub-Subadviser ceases to be authorised by the FCA, ceases to be registered as an investment adviser with the SEC under the Advisers Act or ceases to be registered with the CFTC as a commodity trading advisor, (ii) upon the termination for whatever reason of the Subadvisory Agreement or (iii) in the event of its assignment (as defined in the 1940 Act).

14.4

On termination of this Agreement, the Sub-Subadviser shall be entitled to receive all fees and other monies accrued due up to the date of such termination but shall not be entitled to compensation in respect of such termination.

14.5

Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. In accordance with and subject to the Subadvisory Agreement, such transactions will be completed by the Sub-Subadviser as soon as practicable and in an orderly fashion in accordance with the Subadvisory Agreement. Following notification of termination of appointment under this Agreement, the Sub-Subadviser shall not enter into any transaction without the prior consent of the Subadviser, except to close out positions as required under this Clause in accordance with the Subadvisory Agreement and to return the Portfolio to cash or near cash in accordance with and subject to the Subadvisory Agreement.

14.6

The Subadviser shall use reasonable efforts to procure that the Adviser and/or the Subsidiary, as applicable, shall promptly satisfy all obligations arising in respect of transactions properly effected by the Sub-Subadviser on the Adviser’s and/or the Subsidiary’s behalf, as applicable, prior to such termination (including, if applicable, any obligation to pay or provide margin or other collateral). For the avoidance of doubt, the Subadviser shall use reasonable efforts to procure that the Adviser and/or the Subsidiary will, if so required by the Sub-Subadviser, retain in the Portfolio cash or cash equivalent instruments to meet the aggregate of such obligations.

14.7

Upon termination of this Agreement in accordance with this Clause 14 the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that Clauses 13, 17, 27, 28 and 29 and this Clause 14 shall remain in full force and effect.

15.	Conflicts of Interest

15.1

The services of the Sub-Subadviser hereunder are not to be deemed exclusive. The Subadviser acknowledges that: (i) any Systematica Person may from time to time act as investment manager, manager, investment adviser or dealer in relation to, or be otherwise involved in, investment funds, vehicles or accounts other than the Subsidiary (including investment funds, vehicles or accounts in which only Systematica Persons may invest or vehicles which are indirectly invested in, or exposed to, the Subsidiary (and for which the Sub-Subadviser will earn management fees and may earn performance fees)) which have similar or different objectives to those of the Subsidiary (“Relevant Vehicles”); (ii) the Systematica Persons, or other investment professionals, involved in advising, sponsoring or managing Relevant Vehicles may, or may not, provide similar services to, or fulfil similar roles in respect of, the Subsidiary; (iii) Relevant Vehicles may produce investment results that are substantially different from those of the Subsidiary; and (iv) any Systematica Person may (subject to Applicable Law and the Subadvisory Agreement) use information, intellectual property and investment strategies which it obtains, produces, creates, develops or utilises in the performance of services to the Subsidiary in relation to Relevant Vehicles, as they may determine in their sole discretion. It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest with the Subsidiary and, in particular, but without limiting the generality of the foregoing, (i) to the extent that the Subsidiary invests in similar markets and Investments at or about the same time, Relevant Vehicles may compete with the Subsidiary with respect to Investments and (ii) the potential fees payable to the Subadviser and/or its Associates by any Relevant Vehicle might in certain circumstances exceed the potential fees payable to them by or in respect of the Subsidiary. Each Systematica Person will, at all times, have regard in such event to its obligations to the Subsidiary.

15.2

The Sub-Subadviser is subject to a conflicts of interest policy which specifies the procedures that it follows and the measures that it has adopted in order to avoid such conflicts or to manage and/or disclose such conflicts in a way that ensures fair treatment for its clients.

15.3

Subject always to Applicable Law and the Subadvisory Agreement, any Systematica Person may invest in, directly or indirectly, or manage or advise Relevant Vehicles which invest in assets which may also be purchased or sold by the Subsidiary. No Systematica Person shall be under any obligation, as applicable, to offer investment opportunities of which any of them become aware to the Subsidiary or to account to the Subsidiary in respect of (or share with the Subsidiary or inform the Subsidiary of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities at its discretion on an equitable basis between the Subsidiary, as appropriate, and other clients. Systematica Persons may allocate resources as they in their sole discretion consider appropriate in managing the assets of the Subsidiary and any Relevant Vehicles in accordance with their respective investment objectives and approaches.

15.4

Subject always to Applicable Law and the Subadvisory Agreement, the Sub-Subadviser will not and will procure that each Associate of the Sub-Subadviser will not deal, as principal or agent for a third party, with the Subsidiary or the Subadviser except where dealings are in compliance with the 1940 Act and the Advisers Act and carried out as if effected on normal commercial terms negotiated on an arm’s length basis and provided also that:

(A)	any Systematica Person may buy, hold and deal in any Investments upon its individual account notwithstanding that similar Investments may be held by the Subsidiary; and

(B)

nothing herein contained shall prevent any Systematica Person from contracting or entering into any financial or other transaction with any member of the Subsidiary, the Adviser or the Subadviser or with any company or body any of whose shares or securities are held by or for the account of the Subsidiary or from being interested in any such contract or transaction.

15.5	For the avoidance of doubt, any Systematica Person may invest in the Subsidiary through the indirect acquisition of any equity interest (howsoever referred to) in the Subsidiary.

15.6	The parties hereto acknowledge that:

(A)

partners, directors, officers, agents, members and shareholders of the Subadviser, SILP and/or the Subsidiary are or may be interested in any Systematica Person as partners, members, directors, officers, employees, agents, shareholders or otherwise, and that partners, members, directors, officers, employees and agents of any Systematica Person are or may be interested in the Subadviser, SILP and/or the Subsidiary as partners, directors, officers, agents, shareholders, members or otherwise; and

(B)	no person so interested shall be liable to account for any benefit to the other party by reason solely of such interest.

16.	No Licence

16.1	The Subadviser and the Sub-Subadviser each acknowledges for the benefit of the other that:

(A)	no provision of this Agreement grants either of them any rights, except as contained herein, in any intellectual property belonging to or developed by any of the parties or their Associates; and

(B)	this Agreement does not constitute a licence in respect of any such intellectual property.

17.	Confidentiality

17.1

Subject to the Subadvisory Agreement and Applicable Law, neither the Sub-Subadviser nor any of its Associates is obliged to disclose to the Subsidiary, the Adviser or the Subadviser or, in making any decision or taking any step in connection with the investment management of the Portfolio, to take into consideration information either:

(A)	the disclosure of which by it to the Subsidiary, the Adviser or the Subadviser would or might be a breach of duty or confidence to any other person; or

(B)

which came to the notice of a partner, member, director, officer, employee or agent of the Sub-Subadviser or any of its Associates, but does not come to the actual notice of the individual making the decision or taking the step in question.

17.2

The Subadviser and the Sub-Subadviser shall at all times respect and protect the confidentiality of information acquired in consequence of this Agreement except pursuant to any right or obligation to or by which the relevant party may be entitled or bound to disclose information or under compulsion of law or pursuant to the requests and/or requirements of competent regulatory authorities including, without limitation, the FCA, the SEC and the JFSC.

17.3

Nothing in this Clause 17 shall prevent the disclosure of information by either party to its Associates, auditors, or legal or other professional advisers in the proper performance of their duties. In addition, subject to the Subadvisory Agreement, the Subadviser, in accordance with Clause 11 of the Subadvisory Agreement, hereby authorises the Sub-Subadviser to disclose information relating to the Subsidiary and the Adviser to any of its Associates, and their auditors or legal or other professional advisers in the proper performance of their duties.

17.4

Neither of the parties hereto shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of another party or any director or member of such party.

18.	Notices

18.1

Any notice given hereunder shall be in writing and may be delivered by hand, sent via email or other electronic means or sent by pre-paid courier to the relevant party’s registered office or principal place of business for the time being or, in the case of any party hereto, to such other address as that party may from time to time notify to the other parties.

18.2

Notices given by hand shall be deemed to have been given contemporaneously. Notices given by pre-paid courier shall be deemed to have been given 3 days after delivery by the person giving notice at the courier office. Notices sent via email or other electronic means shall be deemed to have been given when transmitted electronically.

19.	Assignment

19.1	Neither of the parties shall assign all or any of its rights or benefits under this Agreement without the written consent of the other party.

20.	Amendments

20.1

Subject to Applicable Law, the Subadviser may amend this Agreement by giving the Sub-Subadviser not less than 7 days’ written notice of the relevant amendments, to the extent that the Subadviser reasonably considers such amendments to be necessary in order to comply with Applicable Law, including the Advisers Act. Subject to the foregoing, this Agreement may only be amended by prior written agreement between the Subadviser and the Sub-Subadviser.

21.	Reservation of Rights

21.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

21.2

No failure to exercise nor any delay in exercising by either party to this Agreement any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

21.3

No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

22.	Whole Agreement

22.1

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to the subject matter of this Agreement and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

23.	Severability

23.1

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, such provision shall be deemed to be deleted from this Agreement as if it had not originally been contained in this Agreement and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

24.	Counterparts

24.1	This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Each party may enter into this Agreement by signing any such counterpart.

25.	Communications

25.1

Telephone conversations and electronic communications with the Subsidiary or the Adviser may be recorded by the Sub-Subadviser if (i) these concern executing transactions in Investments or placing orders relating to Investments by the Sub-Subadviser for the benefit of the Subsidiary or the Adviser and (ii) the Investments qualify as ‘financial instruments’ as defined in the Glossary contained in the FCA Rules. A copy of the recording of such conversations and communications will be available to the Subsidiary or the Adviser, as applicable, on request for a period of five years, or up to seven years where requested by the FCA, from the date the recording is made.

26.	No Partnership

26.1

Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or similar relationship between the parties and/or any other person nor, except as expressly provided, shall it constitute, or be deemed to constitute, either party the agent of the other party for any purpose.

27.	Contracts (Rights of Third Parties) Act 1999

27.1

No person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

28.	Governing Law

28.1

Save as otherwise set out in Schedule 1, this Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

29.	Jurisdiction

29.1

In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction alternatively to each other of the English courts and the Jersey courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum. For the avoidance of doubt, no other court shall have jurisdiction to settle any such claim, dispute, or matter of difference.

To the extent required under CFTC regulations, the following shall apply:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS whereof the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SIGNED BY	)
for and on behalf of	)
SYSTEMATICA INVESTMENTS LIMITED	)
acting as the general partner of	)
SYSTEMATICA INVESTMENTS LP	)

SIGNED BY	)
for and on behalf of	)
SYSTEMATICA INVESTMENTS UK LLP	)

SCHEDULE 1

The Investment Company Act of 1940

1.1

The Sub-Subadviser shall reasonably co-operate with the Adviser’s (or its designees’) personnel responsible for monitoring the Subsidiary’s compliance and will conform to, and comply with, the requirements of the 1940 Act, provided that the Sub-Subadviser shall not be responsible for the Subsidiary’s compliance with such laws and regulations where compliance is required by parties other than the Sub-Subadviser and/or the Subadviser. In connection therewith, the Sub-Subadviser shall, among other things, prepare and file (or assist the Subadviser with the preparation and filing of, as applicable) such reports as are, or may in the future be, required by the SEC and are required to be filed by the Sub-Subadviser and/or the Subadviser (and not the Subsidiary or the Adviser).

1.2

The Sub-Subadviser shall maintain all books and records with respect to the Subsidiary’s portfolio transactions effected by it as and to the extent required of the Sub-Subadviser and/or the Subadviser by Rules 31a-l under the 1940 Act and under the CEA and the regulations thereunder (where such records are not otherwise kept by the Subsidiary, the Adviser or such other Subsidiary service provider), and shall render (or assist the Subadviser in rendering, as applicable) to the Subsidiary’s Board of Directors or Board of Trustees of the Trust, such periodic and special reports as the Directors or Trustees may reasonably request. The Sub-Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Subsidiary’s securities.

1.3

The Sub-Subadviser acknowledges that the Adviser and the Subsidiary intend to rely on Rule 17a-l0, Rule l0f-3 and Rule 12d3-1 under the 1940 Act, and the Sub-Subadviser hereby agrees that it shall not consult with a subadviser other than the Subadviser or with any other subadviser (non-affiliated with the Subadviser) to the Trust with respect to transactions in securities for the Subsidiary’s portfolio or any other transactions of Trust assets.

1.4

The Sub-Subadviser shall keep the Subsidiary’s books and records required to be maintained by the Sub-Subadviser pursuant to paragraph 1.2 of this Schedule 1 and shall timely furnish (or assist the Subadviser in furnishing) to the Adviser all information relating to the Sub-Subadviser’s services hereunder reasonably needed by the Adviser to keep the other books and records of the Subsidiary required by Rule 31a-I under the 1940 Act or any successor regulation. The Sub-Subadviser agrees that all records which it maintains for the Subsidiary are the property of the Subsidiary, and the Sub-Subadviser will tender (or will assist the Subadviser in tendering) promptly to the Subsidiary any of such records upon the Trust’s request, provided, however, that the Sub-Subadviser may retain a copy of such records. The Sub-Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the SEC under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1.2 of this Schedule 1.

1.5

In connection with its duties under this Agreement, the Sub-Subadviser agrees to establish compliance procedures reasonably calculated to ensure compliance at all times with all applicable provisions of the 1940 Act, the Advisers Act, and any rules and regulations adopted thereunder applicable to the Sub-Subadviser’s services provided hereunder; and agrees to comply at all times with applicable provisions of Subchapter M of the Internal Revenue Code of 1986, as amended; the CEA and the regulations thereunder; the applicable provisions of the Registration Statement; the applicable provisions of the Memorandum and Articles, in each case to the extent relevant to the Subadviser’s obligations hereunder, and as the same may be amended from time to time and provided to the Subadviser in accordance with and subject to the terms hereof; and any other applicable provisions of state, federal or foreign law.

1.6	The Sub-Subadviser shall maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act.

1.7

The Sub-Subadviser shall assist the Subadviser to certify quarterly to the Adviser that the Sub-Subadviser, to the extent it is one of the “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) of the Subadviser, has complied materially with the requirements of the Code of Ethics during the previous quarter or, if not, explain what the Sub-Subadviser has done to address any such violation. Annually, the Sub-Subadviser shall assist the Subadviser to furnish a written report, which complies with the requirements of Rule 17j-1, concerning, among others, the Code of Ethics, to the Adviser.

1.8

Without prejudice to Clause 28 of this Agreement, any question of interpretation of any term or provision of this Schedule 1 or in Clauses 13.2 or 13.4 having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Schedule 1 or in Clauses 13.2 or 13.4, is related by rules, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.